                                                                      Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

                                       Jurisdiction of
Name                                   Incorporation
----                                   ---------------
Greater American Finance Group, Inc.   Delaware
The Berkshire Bank                     New York
East 39, LLC                           New York
Berkshire Agency, Inc.                 New York